Exhibit 11
            STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                           THREE MONTHS ENDED                  SIX MONTHS ENDED
                      ------------------------------     ----------------------
                        JUNE 28,          JUNE 28,         JUNE 28,    JUNE 28,
                         1997              1996             1997        1996
                         ----              ----             ----        ----
                      -------------  ---------------     -------------  -------

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES
OUTSTANDING            20,330,292       19,899,280       20,217,236   19,861,405
-----------            -----------      -----------      ----------   ----------


ADD: COMMON EQUIVALENT
SHARES REPRESENTING

   SHARES ISSUABLE UPON
   CONVERSION OF STOCK
   OPTIONS                135,808          420,233         206,833      422,934
                       ----------          --------      ----------    --------


WEIGHTED AVERAGE
NUMBER OF COMMON AND
COMMON
EQUIVALENT SHARES      20,466,100       20,319,513      20,424,069   20,284,339
                      ===========      ===========      ==========  ===========

NET INCOME          $       1,435    $      2,361      $     3,015   $    5,001
                    =============     ============       ========== ===========

PRIMARY EARNINGS
PER SHARE           $        0.07    $      0.12      $       0.15  $     0.25
                    =============    =============    ============= ===========

FULLY DILUTED
EARNINGS PER SHARE  $        0.07  $        0.12      $       0.15  $     0.25
                    =============  ===============    =============  ==========